Exhibit 10.14

AGREEMENT

between

WOLFSON MICROELECTRONICS PLC

and

TAIDA COMPANY, LLC

AGREEMENT DATED THE    Thirteenth               DAY OF DECEMBER 2013

BETWEEN

WOLFSON MICROELECTRONICS PLC, a company registered in Scotland (Registered Number SC089839) whose registered office is at Westfield House, 26 Westfield Road, Edinburgh EH11 2QB (the “Licensee”); and

TAIDA COMPANY, LLC, a Delaware, U.S.A. limited liability company with entity number 201314310271 having an office at 303 Coast Blvd., Suite 14, La Jolla, California 92037. U.S.A. (the “Licensor”).

WHEREAS

(a)	The Software has been ported on to the Product (each, as defined below); and
(b)	The Licensor has agreed to grant a licence in favour of the Licensee to distribute the Software for integration onto the Products; and
(c)	The Licensor has agreed to work with the Licensee's Customers in relation to customization and tuning of the Software to meet their specific requirements.

NOW THEREFORE THE PARTIES HEREBY AGREE AS FOLLOWS:

1.    DEFINITIONS AND INTERPRETATION

1.1	The following words and expressions used in this Agreement, including the Recitals, shall have the following meanings ascribed to them:

"Commencement Date"	means the date as stated at the beginning of this Agreement;
"Confidential Information"	Means all data, drawings, specifications, documentation relating to (in respect of the Licensee) the Products, and (in respect of the Licensor) to the Software, and listings, source or object code, know-how (including, without limitation, knowledge, technical experience, skills, secret processes and other information related to the development, marketing and sale of products of the Licensee) and any other information, disclosed by Disclosing Party to Receiving Party under this Agreement, (a) which are marked "confidential' at the time of disclosure thereof, if disclosed in tangible form, or (b) which are, if disclosed in intangible form, designated at the time of disclosure thereof as confidential and followed up with a writing summarizing its content and confirming its confidential nature, within ten (10) days after the initial disclosure. Notwithstanding the foregoing, all technical information regarding the Software (including without limitation the source code) and the Products shall be considered Confidential Information, whether or not so marked;

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"Customer(s)"	means customers and prospective customers of the Licensee or other parties purchasing the Products;
"Disclosing Party"	means the party disclosing its Confidential Information to the Receiving Party;
"Force Major"	means any cause arising from or attributable to acts, events or omissions beyond the reasonable control of the party claiming force majeure, including, but not limited to, any act of a governmental department, Act of God, flood, fire, explosion or earthquake, strike, lock-out or industrial dispute or failure of computer equipment, power supplies or telecommunications links;
"Intellectual Property Rights"	means any and all intellectual property rights anywhere in the world (including, without limitation, patents, rights in patentable inventions, registered designs, unregistered design rights, copyright, database rights, topography rights and rights in mask works, trademarks, trade names, logos, trade secrets and know-how, moral rights, applications for any of the above (and the right to make applications therefore)) existing now or at any time in the future and whether capable of registration or otherwise;

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"Maintenance Release"	a release of the Software which corrects faults, adds functionality or otherwise amends or upgrades the Software, but which does not constitute a New Version;
"Modification"	any Maintenance Release or New Version;
"New Version"	any new version of the Software which from time to time is marketed and offered for purchase by the Licensor in the course of its normal business, being a version which contains such significant differences from the previous versions as to be generally accepted in the marketplace as constituting a new product;
"Products"	means the Licensee's WM8280 integrated circuit products, and custom derivatives, revisions thereof, and successor products, as notified by the Licensee;
"Receiving Party"	means the party receiving Disclosing Party's Confidential Information;
"Schedule"	means the schedule In three (3) parts annexed to and forming part of this Agreement;
"Software"	means the computer programs comprising the Licensee's 'KAP' software, as described in Part 1 of the Schedule and all user documentation in respect of such programs, and any Modification(s) to which the Licensee is entitled during the subsistence of this Agreement;
"Source Code Materials"	the source code of the Software and all technical information and documents required to enable the Licensee to modify and operate the Software; and
"Specification"	means the detailed description of the functionality and performance capabilities of the Software, as detailed in the document referenced in Part 1 of the Schedule; and
"Support Services"	means the services to be performed by the Licensor pursuant to Clause 6, as more particularly described in Schedule Part 2.

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1.2   In this Agreement, unless the context otherwise requires:-

1.2.1	the headings are for convenience only and shall not affect the construction or interpretation of this Agreement;

1.2.2	references to the Clauses, the Schedule and sub-clauses or parts of the same (as the case may be) are references to the clauses and schedules of this Agreement (and to sub-clauses and parts of the Schedule as the case may be); and

1.2.3	the singular shall include the plural and vice versa, references to any gender shall include references to the other genders and references to persons shall include natural persons, firms, partnerships, bodies corporate, associations, organisations, foundations and trusts (in each case whether or not having separate legal personality).

2   TERM

2.1	This Agreement shall commence on the Commencement Date and shall continue until terminated in accordance with the provisions of Clause 9.

3   DELIVERY

3.1.	In consideration for payment of the sums due to Licensor pursuant to Clause 5, Licensor shall, as soon as practicable following the Commencement Date, deliver to the Licensee one copy of the Software in object code form, and all Source Code Materials. Licensor agrees to deliver, to the Licensee, updated versions of the Software in object code form, and all Source Code Materials, as soon as practicable following the implementation of any Modifications.

3.2	The Licensor will provide the Licensee with all Modifications as soon as released by Licensor (and no later than the date Licensor provides them to other licensees of the Software). The Licensor warrants that no Modifications will adversely affect the then existing capabilities or functions of the Software

4.   LICENCE GRANT

4.1

The Licensor hereby grants to the Licensee a non-exclusive (other than as specified in clause 4.3 below), sub-licensable (solely to Customers), irrevocable (except if this Agreement is terminated in accordance with clause 9 below), worldwide right and licence, under its proprietary rights and Intellectual Property Rights, to distribute the Software in object code only to Customers for integration into the Products. Licensee and its Customers shall have the right to test, evaluate, demonstrate, use, have used, and maintain the Software (and/or have it maintained), as necessary for the manufacture, distribution, sale (or other disposal) and use thereof as incorporated with the Products. The licence rights above shall include a right for Licensee only to use the Source Code Materials solely as necessary for the foregoing purposes.

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4.2	Use of the Software shall include use which is reasonably necessary for any such permitted use, including the creation of as many copies of the Software as may be necessary to enable use of the Software and the maintenance of a reasonable number of back-up or test copies of the Software. Except as stated above, the Licensee shall have no right to copy, adapt, reverse engineer, decompile, disassemble or modify the Software in whole or in part except to the extent that such action is legitimately required for the purposes of integrating the operation of the Software with the operation of other software or systems used by the Licensee as part of the Products.

4.3	Licensor agrees that it shall not, for a period of 12 months following the Commencement Date, licence or otherwise provide the Software, or software similar or identical in effect, performance and/or functionality to the Software, to any third party for use in relation to any third party products similar to the Products, without the prior written consent of the Licensee.

4.4	Provision by Licensor of the Software to third parties for use in connection with the Products, or which is ultimately used in connection with the Products, shall be subject to the provisions of Clause 5.

4.5	Licensee shall use its best efforts to: (i) restrict access to Source Code Materials to Licensee's programmers and engineers on a need-to-know basis; (ii) confine use of and access to the Source Code Materials within Licensee's development facilities; (iii) prevent unauthorized copying of the Source Code Materials; and (iv) comply and cause Licensee's programmers and engineers to comply in all other respects with the provisions of clause 10 in connection with their access to and use of the Source Code Materials.

5   ROYALTIES

5.1	Subject to Clause 5.2, Licensee shall pay Licensor the following royalty for each Product unit sold by it with a sub-licence to use the Software granted pursuant to the licence rights granted under this Agreement, and which Software is then operated by the Customer on the Product unit ("Qualifying Sales"):-

[*****]*

For all such transactions Licensee shall ensure that such transactions are conducted so that the revenue associated with the provision, by it, or on its behalf, of the Software to Customers which is then operated on or in connection with, the Products is not manipulated for the purpose of reducing the royalties payable to Licensor under this Agreement.

* Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. The omitted text has been filed separately with the Commission.

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5.2	No royalty will be payable by Licensee on units of Product which Licensor uses, or sells for use, to operate the Software in their own products, products manufactured for them, or in third party products.

5.3	Royalties shall be calculated on the basis of Qualifying Sales confirmed by Licensee in each calendar quarter for which monies have been received by Licensee, accounting for returns of Products made in that quarter. Licensee shall provide Licensor with a statement showing the calculation of all royalties due in each calendar quarter, within twenty eight (28) days of the end of each calendar quarter.

5.4	In the event that:

5.4.1     Licensor directly or indirectly licences or otherwise provides the Software to third parties who utilise the Products to operate the Software; and/or

5.4.2     Licensor directly or indirectly sells or otherwise provides the Products to third parties who then use those Products in connection with the Software,

then Licensor shall pay to Licensee a royalty on such sales (or other transactions) equal to 30% of sales of Software utilized on such Products confirmed by Licensor in each calendar quarter for which monies have been received by Licensor, accounting for returns made in that quarter. For clarity, such royalty is payable solely on sales by Licensor attributable to Software, and no royalty is payable on sales by Licensor of Products. If Products inclusive of the Software are sold by Licensor for a single price, then royalty shall be payable on the invoiced price of such Products less the price paid by Licensor to Licensee for such Products. A non-binding indicative worked example of this calculation, and some diagrammatic representations of possible customer engagement models, are detailed in Part 3 of the Schedule. For all such transactions Licensor shall ensure that such transactions are conducted so that the revenue associated with the provision, by it, or on its behalf, of the Software to third parties which is then operated on or in connection with, the Products is not manipulated for the purpose of reducing the royalties payable to Licensee under this Agreement. Licensor shall also advise Licensee as soon as practicable regarding the Identity and contact details for each of the third parties identified at clauses 5.4.1 and 5.4.2 above.

5.5	Licensor shall provide Licensee with a statement showing the calculation of all royalties due in each calendar quarter, within twenty eight (28) days of the end of each calendar quarter.

5.6	All payments under this Agreement are expressed to be exclusive of any sales or withholding taxes arising. Save only as required by law all payments under this Agreement shall be made in full without deduction of taxes, charges and any other duties that may be imposed.

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5.7	Following issues of royalty reports, the party due royalties shall issue an appropriate invoice. All royalties properly payable hereunder shall be due within thirty (30) days of the end of the month following issue of such invoice.

5.8	Each party ("Payor) shall keep and maintain records relating to the subject matter of all payments to be made by Payor pursuant to this clause 5, so that the payments may be verified by the other party ("Payee"). Such records shall be open to inspection at any reasonable time within one (1) year following the calendar year to which such records relate, but in any event not more than once during a calendar year, by an internationally recognized independent certified public accountant selected by Payee and reasonably acceptable to Payor, and retained at Payee's expense; provided, however, that if the audit reveals a miscalculation by Payor in its favor of at least five percent (5%), then Payor shalt pay the audit expenses. Said accountant shall sign a reasonable confidentiality agreement prepared by Payor and shall then have the right to examine the records kept pursuant to this clause 5 and report to the Payee the findings (but not the underlying data) of said examination and whether the records were or were not maintained and used in accordance with this Agreement. A copy of any report provided to the Payee by the accountant shall be given concurrently to Payor, which report shall constitute Confidential Information of Payor subject to clause 10. If said examination of records reveals under or over payment, the Party that underpaid (or received an overpayment) shall promptly pay to the other Party the balance due.

6.   SUPPORT SERVICES

6.1	The Support Services shall be delivered free of charge by the Licensor to Licensee and, as required, Customers. The Licensor undertakes that such services will be available for a period of at least five years from the Commencement Date. Licensor acknowledges that the Licensee is placing reliance on its swift and effective delivery of the Support Services to both Licensee and to Customers to enable and support sales of, and effective use of, Products incorporating the Software. The Licensor undertakes to use commercially reasonable efforts so that requests for Support Services are fulfilled promptly and effectively.

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6.2	The Licensor shall:

a.	ensure that the Licensor's personnel use reasonable skill and care in the performance of the Support Services;

b.	not, without proper authorisation from the owner(s) or licensor(s) thereof (including the right to transfer or sub-license to the Licensee) and the Licensee's prior written approval, use or incorporate in relation to the Support Services or the Software any third party software (including shareware, freeware, or open source software), either in whole or in part, or modified or enhanced;

c.	prior to the date on which the Support Services are to start, obtain and at all times maintain all necessary licences and consents and comply with all relevant legislation in relation to its performance of the Support Services.

6.3	If attending the Licensee's premises, the Licensor's personnel and those acting on its behalf will comply with all applicable laws, rules and regulations and with all security, confidentiality, safety and health policies of the Licensee. The Licensee reserves the right to exclude from the Licensee's premises any member of the Licensor's personnel who does not comply with all applicable laws, rules and regulations, particularly the security, confidentiality, safety and health policies of the Licensee. The Licensor shall ensure that the Licensor's personnel observe such rules and regulations.

7.   LICENSEE OBLIGATIONS

7.1	The Licensee undertakes:-

7.1.1	not to translate, modify, attach or create derivative works based upon the Software or any part of the Software except to allow it to enjoy the licence rights conferred under this Agreement, and except as otherwise expressly provided herein; and

7.1.2	not to make or retain any copies of the Software save as permitted by this Agreement.

7.2	The Licensee shall, during the term of this Agreement and in relation to the Software or any part of the Software, effect and maintain the same security measures and care that it uses to safeguard its own confidential and proprietary information from access or use by any authorised person, provided always that it shall implement and exercise no less than reasonable security measures and care.

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7.3	The Licensee warrants that at the date of this Agreement:

7.3.1  it has the right to enter into this Agreement and to perform its obligations as contemplated by this Agreement;

8.1.5  use of the Products in the manner contemplated under this Agreement by Licensor, its customers, and/or any third parties, will not Infringe the Intellectual Property Rights of any third party;

8.1.6  at the Commencement Date, there is no pending or threatened claim or litigation against Licensee relating to infringement of the intellectual property rights of any third party caused by the sale or the use of the Products.

8.   LICENSOR UNDERTAKINGS

8.1	The Licensor warrants that:

8.1.1  It has the right to enter into this Agreement and to grant to the Licensee the rights In respect of the Software as contemplated by this Agreement;

8.1.2  the Software will conform in all material respects to the Specification and be free from defects;

8.1.3  the Software and all Modifications are and will remain free from viruses and other malicious code;

8.1.4  it has not included or used any "Open-Source" software or any libraries or code licensed from time to time under the General Public License (as those terms are defined by the Open Source Initiative or the Free Software Foundation) or anything similar in, or in the development of, the Software, nor does the Software operate in such a way that it is compiled with or linked to any of the foregoing;

8.1.5  use of the Software in the manner contemplated under this Agreement by Licensee, Customers, and/or any third parties, will not infringe the Intellectual Property Rights of any third party;

8.1.6  at the Commencement Date, there is no pending or threatened claim or litigation against Licensor relating to infringement of the intellectual property rights of any third party caused by the sale or the use of the Software.

8.2	If the Licensee notifies the Licensor of any defect or fault in the Software, the Licensor shall promptly attempt to repair such defect or fault, or replace the Software. After receipt of any such notice the Licensor shall promptly respond and use commercially reasonable efforts to resolve the relevant defect or fault.

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8.3	These warranties shall apply to any Modification that is supplied to the Licensee during the course of this Agreement.

9.   TERMINATION

9.1	Licensee shall be entitled to terminate this Agreement at any time for convenience upon ninety (90) days written notice.

9.2	Either party shall be entitled to terminate this Agreement forthwith if the other party is in material breach of any term, condition or provision of this Agreement and fails to remedy such breath (if capable of remedy) within thirty (30) days of having received written notice of such breach and a request to remedy the breach from the party not in breach.

9.3	Termination of this Agreement for any reason whatsoever shall be without prejudice to the accrued rights and liabilities of the parties as at the effective date of termination.

9.4	On termination or expiry of this Agreement, the Licensee is entitled to retain one copy of the Software and the Source Code Materials for the sole purpose of providing maintenance and support services to its Customers and others using the Software on the Products. In addition, the Licensee shall have the right to continue to market and/or distribute versions of the Products that use the Software which are already being actively sold to Customers of Licensee at the date of termination, for a period of eighteen (18) months from the date of termination, strictly pursuant to the terms and conditions set forth in this Agreement, including without limitation clause 5. Licensee undertakes to continue to work with customers of the Licensor to support integration of the Software onto the Products, for such period as is required to ensure fulfillment of all customer orders received by Licensor prior to the date of termination which stipulate that the Products are to be supplied with the Software, subject to a maximum period of six (6) months from the date of termination.

9.5	On termination or expiry of this Agreement, the Licensor shall cease to use, and shall immediately return to the Licensee, any and all development software tools, libraries, drivers, development boards and all software and hardware tools and other items provided to the Licensor by Licensee pursuant to or in connection with this Agreement.

9.6

Upon the expiration or termination of this Agreement, the following clauses will survive and remain in effect: 1 (Definitions and Interpretation), 5 (Royalties), 8 (Licensor Undertakings), 9 (Termination), 10 (Confidentiality), 12 (Indemnity), 13 (Liability) 14 (General), 15 (Force Majeure), and 17 (Governing Law).

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10.   CONFIDENTIALITY

10.1	Each party hereby agrees that it shall use the Confidential Information solely in accordance with the provisions of this Agreement and shall not, except as provided for by this Agreement, disclose the Confidential Information, whether directly or indirectly, to any third party without the prior written consent of the other party.

10.2	Receiving Party shall be entitled to disclose Confidential Information to its employees, contractors, customers and agents who need to know the same solely in connection with any use permitted by this Agreement provided that Receiving Party ensures that such persons are subject to obligations relating to confidentiality equivalent to those applicable under this Agreement.

10.3	Receiving Party shall indemnify Disclosing Party against any loss or damage which Disclosing Party may sustain or incur as a result of Receiving Party failing to comply with the confidentiality undertakings detailed in this Agreement.

10.4	Receiving Party shall promptly notify Disclosing Party if Receiving Party becomes aware of any breach of confidence by any person to whom Receiving Party divulges all or any part of the Confidential Information and shall give Disclosing Party all reasonable assistance in connection with any proceedings which Disclosing Party may institute against such person for breach of confidence.

10.5	The Confidential Information shall not include any information which:-

10.5.1	is in or enters the public knowledge otherwise than by breach of this Agreement;

10.5.2	Receiving Party rightfully receives from an independent third party and not being subject to the obligations of confidentiality;

10.5.3	was in the possession of Receiving Party prior to the date of receipt from Disclosing Party; or

10.5.4	is at any time developed independently by the Receiving Party.

10.6	The foregoing obligations as to confidentiality shall remain in full force and effect notwithstanding any termination, for any reason whatsoever, of this Agreement.

10.7	Notwithstanding Clause 10.1 above, in the case of Receiving Party's disclosure of the Confidential Information to governmental authorities or other third parties in accordance with governmental requirements or court orders, such disclosure shall not be deemed breach of this Agreement; provided, however, that, prior to such disclosure, Receiving Party shall promptly notify Disclosing Party in writing of such requirement or order to disclose.

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11.   PUBLICITY AND PROMOTIONS

11.1	The Licensee and the Licensor shall agree a joint press release announcing the porting of the Software to the Products. Except for the information contained in such joint press release, no publicity relating to this Agreement, the relationship between the parties, and the interoperability of the Products and the Software, shall be issued by either party without the prior written approval of the other party.

11.2	Licensee agrees that Licensor may market promote and sell the Software to its customers under the [4]KAP" brand, and may produce and distribute collateral bearing that brand.

11.3	Licensor agrees that Licensee may market promote and sell the Software to its customers under its own chosen brand, which it is anticipated will resemble or be broadly consistent with its current branding family and/or conventions, and may produce and distribute collateral bearing that brand.

11.4	Any use of the other party's name, trademarks or logos (whether registered or otherwise) shall only be with the prior written consent of the other party and, in the case of Licensee's trademarks will be covered by a separate trade mark licence agreement to be entered into by the parties.

12.   INDEMNITY

12.1	The Licensee shall as soon as practicable give notice in writing to the Licensor of any misappropriation actual or threatened or potential of any Intellectual Property Rights in the Software by any third party, or any other acts which might constitute a misappropriation or infringement of any other rights of the Licensor which comes to the attention of the Licensee.

12.2	Licensor shall, at its own expense, defend, indemnify, and hold harmless Licensee and its directors, officers, agents, employees, subsidiaries and successors in interest, from and against any claim, action, proceeding, liability, loss, damage, cost, or expense, including, without limitation, attorneys' fees, experts' fees and court costs arising out of or relating to (i) any claim by a third party that the Software infringes the Intellectual Property Rights of a third party or involves misappropriation of a trade secret, by virtue of use of the Software pursuant to the terms of this Agreement, or (ii) any breach of any of the representations or warranties of the Licensor under this Agreement, or (iii) any physical harm suffered or claimed by users of products incorporating the Software to the extent such harm is caused or alleged to be caused by a defect in the Software (collectively, "MIIrn(s)"), including the payment of all amounts that a court or arbitrator finally awards or that Licensor agrees to in settlement of any Claim(s) as well as any and all reasonable expenses or charges as they are incurred by Licensee or any other party indemnified under this Clause in cooperating in the defense of any Claim(s). Licensee shall (a) give Licensor a prompt written notice of any such Claim, (b) give Licensor sole control of the defence and/or settlement of such action, and (c) cooperate fully in any defence or settlement. Licensor shall not enter into any stipulated judgment or settlement that purports to bind Licensee without Licensee's express written authorization, which shall not be unreasonably withheld or delayed.

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12.3	Should the Software become, or in Licensee's opinion be likely to become, the subject of a claim of infringement or trade secret misappropriation, then, in addition to defending any Claim and paying any damages and attorneys' fees as required above, Licensor shall, at its expense but at Licensee's option use commercially reasonable efforts to (a) obtain for Licensee the right to continue using the Software pursuant to this Agreement, or (b) replace or modify the Software, without material loss of performance or functionality, so that its use becomes non-infringing or otherwise lawful.

12.4	Notwithstanding the foregoing, Licensor shall have no indemnity obligation for any claim of patent or copyright infringement or trade secret misappropriation based upon the operation or use of the Software (a) in excess of the rights granted hereunder, (b) if the infringement or misappropriate arises from modification of the Software made by anyone other than Licensor, or (c) if the infringement results from the combination of the Software with the Products or any other technology, where such infringement would not exist in the Software in a stand-alone form.

12.5	The Licensor shall as soon as practicable give notice in writing to the Licensee of any misappropriation actual or threatened or potential of any Intellectual Property Rights in the Products by any third party, or any other acts which might constitute a misappropriation or infringement of any other rights of the Licensee which comes to the attention of the Licensor.

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13.   LIABILITY

13.1	Subject to Clause 13.4, neither party shall in any circumstances have any liability for any losses or damages which may be suffered by the other, whether the same are suffered directly or indirectly or are immediate or consequential, which fall within any of the following categories:-

13.1.1	special damage even though that party was aware of the circumstances in which such special damage could arise; and

13.1.2	loss of profits, loss of anticipated savings, loss of business opportunity and management time, loss of goodwill, provided that this Clause 13.1 shall not prevent claims for direct financial loss that are not excluded by the above.

13.2	Subject to Clause 13.4, and excepting liability arising under Clauses 10, 12 and 14.5 (any such liability not being subject to a financial limit) the total liability of the Licensor in any period of 12 months, whether in contract, tort (including negligence) or otherwise, and whether in connection with this Agreement or any collateral contract, shall in no circumstances exceed the greater of two times the total aggregate value of all royalties received by Licensor under this Agreement and TWO MILLION DOLLARS US D$2,000, 000.

13.3	Subject to Clause 13.4, the total liability of the Licensee in any period of 12 months, whether in contract, tort (including negligence) or otherwise, and whether in connection with this Agreement or any collateral contract, shall in no circumstances exceed a sum equal to ONE MILLION DOLLARS USD$1,000,000.

13.4	The exclusions in Clauses 13.1 and 13.2 shall apply to the fullest extent permissible at law but neither party excludes any liability for death or personal injury caused by its negligence, or the negligence of its employees or agents, or for fraud or fraudulent misrepresentation or the deliberate default or wilful misconduct of that party, its employees or agents or subcontractors.

13.5	Each party shall effect and maintain insurance adequate to cover its liabilities under this Agreement, and shall provide evidence of such cover to Licensee on request.

14.   GENERAL

14.1	All notices to be given by either party to the other under this Agreement shall be in writing and shall (of for both parties) be sent by recorded delivery, in the case of the Ucensee to Wolfson Microelectronics plc, 26 Westfield Road, Edinburgh EH11 2QB for the attention of Head of Legal, and in the case of the Licensor, to Taida Company, LLC, 303 Coast Blvd., Suite 14, La Jolla, California 92037, U.S.A. or (for both parties) such other address as either party may from time to time communicate to the other in writing. Notices so sent shall be deemed to be served on the third (3rd) business day following the date of posting.

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14.2	This Agreement constitutes the entire agreement between the Licensor and the Licensee with respect to the subject matter hereof and shall supersede all prior proposals, representations, agreements and negotiations relating thereto. Notwithstanding the foregoing, nothing in this Agreement purports to exclude liability for any fraud, or fraudulent misrepresentation, statement or act.

14.3	No modification or alteration of this Agreement shall be validly made unless in writing and signed by or on behalf of both parties.

14.4	If any provision of this Agreement is determined by any court or administrative body of competent jurisdiction in any final decision to be illegal, invalid, void or unenforceable, such determination shall not affect the other provisions of this Agreement which shall remain in full force and effect. If any provision of this Agreement is so determined to be illegal, invalid, void or unenforceable but would be lawful, valid or enforceable if some part of the provision were deleted or replaced, the provision in question shall be deemed to be modified or replaced by or with such provisions so as to reflect the original intent of the parties to the maximum extent.

14.5	Each party hereto shall respect and abide by all laws, orders and regulations, in particular, those related to export control made by the government of its own and the other party.

15.   FORCE MAJEURE

15.1	Neither party shall be liable to the other party for any total or partial failure, interruption or delay in performance of their respective duties or obligations under this Agreement (excepting obligations to pay money) resulting from causes constituting Force Majeure.

15.2	If a Force Majeure situation arises, the party whose performance is most immediately affected shall promptly give notice to the other, and shall be excused performance of its obligations under this Agreement in so far as the Force Majeure prevents such performance.

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16.   ASSIGNMENT, SUBCONTRACTING AND DELEGATION

16.1	Neither party shall assign, transfer, charge, sub-license or In any other manner transfer to any third party the benefit and/or the burden of this Agreement, and/or its rights and/or obligations hereunder, in whole or in part, or purport to do any of the same, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

16.2	The Licensor shall not sub-contract or delegate any of its functions or responsibilities under this Agreement, or the performance of any part of the Support Services except as may be permitted in writing by the Licensee from time to time. The Licensee shall act reasonably in considering subcontracting requests. The Licensor shall be responsible to the Licensee (and its affiliates, if relevant) for all acts and omissions of the Licensor's subcontractors or agents. The Licensor shall ensure that the quality standards set forth in this Agreement are met by its subcontractors and agents, that the integrity and secrecy of Confidential Information is maintained by its subcontractors and agents and that they comply with the requirements of Clause 10.

17.   GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of England and Wales provided that the parties may raise proceedings in any court of competent jurisdiction.

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This is the Schedule in three (3) parts referred to in the foregoing Agreement between Wolfson Microelectronics PLC and Taida Company LLC

SCHEDULE

Part 1

A. SOFTWARE

KAP Software performing the following:

•	Psychoacoustic bass enhancement using the principle of the missing fundamental which creates the perception of deep rich bass using small drivers

—	Spatial enhancement designed to expand the audio and eliminate the "in head" effect common with headsets

—	High frequency contouring to compensate for any losses in the acoustic transmission path

B. SPECIFICATION

The Specification for the Software is detailed in the Licensors' document entitled "Kinetic Audio Processor (KAP) Design Specification", Revision 1.0, dated December 3, 2013

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SCHEDULE

Part 2

SUPPORT SERVICES

—	Support relating to tuning, and the implementation and use of the Software on the Products for Licensee and Customers

—	The issue of all Modifications, and other bug fixes, workarounds and problem resolution

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SCHEDULE

Part 3

Royalty Calculation Example

Royalty Payable to Licensee under clause 5.4 of the Agreement.

Licensor/ Taida sell KAP running on Wolfson Audio Hub directly to its customer YY	Per Unit Licence Fee paid to Licensor/ Taida by its customer YY ($)	KAP licences sold by Licensor/ Taida (M)	Total Revenue Received by Licensor/ Taida from its customer YY ($M)	Royalty Payable By Licensor/ Taida to Wolfson ($M)

	[***]*	[***]*	[***]*	[***]*

Customer Engagement Models

* Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. The omitted text has been filed separately with the Commission.

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For and on behalf of Wolfson Microelectronics PLC

Date:  19/12/13

Signed by:  /s/ Mark Lubitt

Print Name:  Mark Lubitt

Designation:  CFO

For and on behalf of Taida Company, LLC

Date   12/16/2013

Signed by: /s/ Randy Granovetter

Print Name: Randy Granovetter

Designation: Chairman/CEO

Approved by legal: Date: 19/12/13

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